Exhibit 99.1
Morgans Hotel Group Co.
Unaudited Pro Forma Financial Information
The accompanying Unaudited Pro Forma Consolidated Financial Statements are presented to reflect that on November 23, 2011, Royalton Europe Holdings LLC (“Royalton Europe”), a subsidiary of Morgans Hotel Group Co. (the “Company”), and Walton MG London Hotels Investors V, L.L.C. (“Walton MG London”), each of which owned a 50% equity interest in the joint venture that owned the Sanderson and St Martins Lane hotels, completed the sale of their respective equity interests in the joint venture for an aggregate of £192 million (or approximately $297 million) to Capital Hills Hotels Limited, a Middle Eastern investor with other global hotel holdings, pursuant to a purchase and sale agreement entered into on October 7, 2011. A subsidiary of the Company will continue to operate the hotels under 20-year management agreements, each with one additional 10-year extension option.
The Unaudited Pro Forma Consolidated Financial Statements include adjustments to reflect the effects of the sale of the Company’s joint venture ownership interest. The Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended December 31, 2010 and nine months ended September 30, 2011 are presented as if the sale was completed as of January 1, 2010. The Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2011 is presented as if the sale of the Company’s joint venture ownership interest was consummated at September 30, 2011. The accompanying Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the Company’s historical consolidated financial statements and related notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2011.
Pro forma information is intended to provide investors with information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements, illustrating the scope of the change in the historical financial position and results of operations. The adjustments made to historical financial information give effect to events that are directly attributable to the sale of the Company’s joint venture interest, are factually supportable, and expected to have a continuing impact. The Unaudited Pro Forma Consolidated Financial Statements are prepared in accordance with Article 11 of Regulation S-X.
The Unaudited Pro Forma Consolidated Financial Statements set forth below are not fact and there can be no assurance that our actual results will not differ significantly from those set forth below or that the impact of the sale of the Company’s joint venture interest will not differ significantly from those presented below. Accordingly, the Unaudited Pro Forma Consolidated Financial Statements are presented for illustrative purposes only and do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the sale of the Company’s joint venture interest occurred on the dates indicated, nor are they indicative of our future financial position or results of operations. Readers are cautioned not to place undue reliance on such information and the Company makes no representations regarding the information set forth below or its ultimate performance compared to it.

Morgans Hotel Group Co.
Unaudited Pro Forma Consolidated Balance Sheet
(in thousands, except per share data)

		Disposition of
		Investment in
	Historical as of	London Joint		Pro Forma as of
	September 30, 2011	Venture		September 30, 2011
ASSETS
Property and equipment, net	$283,811	$—		$283,811
Goodwill	54,057	—		54,057
Investments in and advances to unconsolidated joint ventures	5,063	—		5,063
Cash and cash equivalents	12,829	73,132	A	85,961
Restricted cash	7,148	—		7,148
Accounts receivable, net	8,250	868	B	9,118
Related party receivables	5,186	(868	) B	4,318
Prepaid expenses and other assets	7,202	—		7,202
Deferred tax asset, net	81,421	(2,641	) C	78,780
Other, net	15,834	—		15,834

TOTAL ASSETS	$480,801	$70,491		$551,292

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Debt and capital lease obligations	$433,267	$—		$433,267
Accounts payable and accrued liabilities	32,353	—		32,353
Distributions and losses in excess of investment in unconsolidated joint ventures	272	(272	) D	—
Deferred gains on assets sales	77,792	73,404	E	151,196
Other liabilities	14,291	—		14,291

Total Liabilities	557,975	73,132		631,107

Commitments and contingencies

Preferred securities, $.01 par value; liquidation preference $1,000 per share, 75,000 shares authorized and issued at September 30, 2011	53,319	—		53,319
Common stock, $.01 par value; 200,000,000 shares authorized; 36,277,495 shares issued at September 30, 2011	363	—		363
Additional paid-in capital	289,971	—		289,971
Treasury stock, at cost, 5,555,654 shares of common stock at September 30, 2011	(89,155)	—		(89,155)
Accumulated comprehensive loss	(3,683)	3,647	F	(36)
Accumulated deficit	(336,360)	(6,288	) G	(342,648)

Total Morgans Hotel Group Co. stockholders’ deficit	(85,545)	(2,641)		(88,186)
Noncontrolling interest	8,371	—		8,371

Total deficit	(77,174)	(2,641)		(79,815)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$480,801	$70,491		$551,292

See accompanying notes to these unaudited pro forma consolidated financial statements.

Morgans Hotel Group Co.
Notes to Unaudited Pro Forma Consolidated Balance Sheet
The Unaudited Pro Forma Consolidated Balance Sheet reflects the effects of the sale of Royalton Europe Holdings LLC (“Royalton Europe”), a subsidiary of Morgans Hotel Group Co. (the “Company”), which owned a 50% equity interest in the joint venture that owns the Sanderson and St Martins Lane hotels as if this transaction had occurred on September 30, 2011. The Unaudited Pro Forma Consolidated Balance Sheet:
(A) Reflects the net cash proceeds from the sale of the Company’s equity interests in Royalton Europe. The Company and its joint venture partner, Walton MG London Hotels Investors V, L.L.C. (“Walton MG London”), completed the sale of their respective 50% equity interests in the joint venture for an aggregate of £192 million (or approximately $297 million), of which the Company recorded net cash proceeds of $73.1 million.
(B) Reflects the reclassification of current receivables due from the Sanderson and St Martins Lane hotels from related party receivables to accounts receivable as a result of the sale of the Company’s 50% ownership interest in the joint venture that owns the hotels.
(C) Reflects the elimination of deferred tax assets relating to the tax impact of the foreign currency translation adjustment and the tax impact of the Company’s share of the London joint ventures’ unrealized loss on valuation of interest rate swaps.
(D) Reflects the disposition and removal of the Company’s investment in the London joint venture. As of September 30, 2011, the Company had recorded its share of net losses, in accordance with the equity method of accounting, which were in excess of the Company’s investment balance.
(E) Reflects the gain from the sale of the Company’s equity interests in the joint venture that owned the Sanderson and St Martins Lane hotels. The Company will continue to manage the hotels pursuant to 20-year management contracts, each with one 10-year extension option. The gain will be amortized over the life of the management contracts.
(F) Reflects the disposition and removal of the Company’s investment in the London joint venture including the cumulative impact of the foreign currency translation adjustment and the Company’s share of the London joint ventures’ unrealized loss on valuation of interest rate swaps.
(G) Reflects the disposition and removal of the Company’s investment in the London joint venture including the realized cumulative impact of the foreign currency translation adjustment and the Company’s share of the London joint ventures’ realized loss on valuation of interest rate swaps.

Morgans Hotel Group Co.
Unaudited Pro Forma Consolidated Statement of Operations
(in thousands, except per share data)

	Historical for the	Disposition of		Pro Forma for
	nine months	Investment in		the nine months
	ended	London Joint	Amortization of	ended
	September 30,	Venture	Deferred Gain	September 30,
	2011	(A)	(B)	2011

Revenues:
Rooms	$90,951	$—	$—	$90,951
Food and beverage	49,216	—	—	49,216
Other hotel operating	5,020	—	—	5,020

Total hotel revenues	145,187	—	—	145,187
Management fee — related party and other income	10,112	—	—	10,112

Total revenues	155,299	—	—	155,299

Operating Costs and Expenses:
Rooms	29,122	—	—	29,122
Food and beverage	41,901	—	—	41,901
Other departmental	3,117	—	—	3,117
Hotel selling, general and administrative	33,301	—	—	33,301
Property taxes, insurance and other	12,136	—	—	12,136

Total hotel operating expenses	119,577	—	—	119,577

Corporate expenses, including stock compensation of $10.9 million	25,920	—	—	25,920
Depreciation and amortization	17,405	—	—	17,405
Restructuring, development and disposal costs	10,518	—	—	10,518

Total operating costs and expenses	173,420	—	—	173,420

Operating loss	(18,121)	—	—	(18,121)

Interest expense, net	27,783	—	—	27,783
Equity in loss of unconsolidated joint ventures	23,187	1,392	—	24,579
Gain on assets sales	(1,721)	—	(2,803)	(4,524)
Other non-operating expenses	2,885	—	—	2,885

(Loss) income before income tax expense	(70,255)	(1,392)	2,803	(68,844)

Income tax expense	523	—	—	523

Net (loss) income from continuing operations	(70,778)	(1,392)	2,803	(69,367)

Income from discontinued operations, net of tax	485	—	—	485

Net (loss) income	(70,293)	(1,392)	2,803	(68,882)

Net loss attributable to noncontrolling interest	2,007	44	(87)	1,964

Net (loss) income attributable to Morgans Hotel Group Co.	(68,286)	(1,348)	2,716	(66,918)

Preferred stock dividends and accretion	6,701	—	—	6,701

Net (loss) income attributable to common stockholders	$(74,987)	$(1,348)	$2,716	$(73,619)

(Loss) Income per share:
Basic and diluted continuing operations	(2.41)			(2.36)
Basin and diluted discontinued operations	0.02			0.02
Basic and diluted attributable to common stockholders	(2.39)			(2.35)
Weighted average number of common shares outstanding:
Basic and diluted	31,359			31,359
See accompanying notes to these unaudited pro forma consolidated financial statements.

Morgans Hotel Group Co.
Notes to Unaudited Pro Forma Consolidated Statements of Operations
The Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2011 reflects the effects of the sale of Royalton Europe, a subsidiary of the Company, which owned a 50% equity interest in the joint venture that owns the Sanderson and St Martins Lane hotels as if this transaction had occurred on January 1, 2010. The Unaudited Pro Forma Consolidated Statement of Operations:
(A) Reflects the disposition of the Company’s investment in the joint venture that owned the Sanderson and St Martins Lane hotels. The Company accounted for the unconsolidated joint venture using the equity method of accounting. This adjustment reflects the removal of the Company’s equity in income recorded for the nine months ended September 30, 2011.
(B) Reflects the amortization of the deferred gain that will be recognized over 20-years, the life of the management contracts. For the nine months ended September 30, 2011, the income represents nine months of a full year of amortization.

Morgans Hotel Group Co.
Unaudited Pro Forma Consolidated Statement of Operations
(in thousands, except per share data)

		Disposition of
	Historical for the	Investment in		Pro Forma for
	year ended	London Joint	Amortization of	the year ended
	December 31,	Venture	Deferred Gain	December 31,
	2010	(A)	(B)	2010

Revenues:
Rooms	$139,268	$—	$—	$139,268
Food and beverage	69,451	—	—	69,451
Other hotel operating	9,313	—	—	9,313

Total hotel revenues	218,032	—	—	218,032
Management fee — related party and other income	18,338	—	—	18,338

Total revenues	236,370	—	—	236,370

Operating Costs and Expenses:
Rooms	42,620	—	—	42,620
Food and beverage	58,227	—	—	58,227
Other departmental	5,304	—	—	5,304
Hotel selling, general and administrative	48,216	—	—	48,216
Property taxes, insurance and other	16,233	—	—	16,233

Total hotel operating expenses	170,600	—	—	170,600

Corporate expenses, including stock compensation of $10.9 million	34,538	—	—	34,538
Depreciation and amortization	32,158	—	—	32,158
Restructuring, development and disposal costs	3,916	—	—	3,916
Impairment loss on receivables from unconsolidated joint venture	5,549	—	—	5,549

Total operating costs and expenses	246,761	—	—	246,761

Operating loss	(10,391)	—	—	(10,391)

Interest expense, net	41,346	—	—	41,346
Interest expense on property held for non-sale disposition	1,137	—	—	1,137
Equity in loss of unconsolidated joint ventures	16,203	3,470	—	19,673
Gain on sale of assets	—	—	(3,737)	(3,737)
Other non-operating expenses	33,076	—	—	33,076

Loss before income tax expense	(102,153)	(3,470)	3,737	(101,886)

Income tax benefit	(1,335)	—	—	(1,335)

Net (loss) income from continuing operations	(100,818)	(3,470)	3,737	(100,551)

Income from discontinued operations, net of tax	17,170	—	—	17,170

Net (loss) income	(83,648)	(3,470)	3,737	(83,381)

Net loss (income) attributable to noncontrolling interest	2,239	110	(119)	2,230

Net (loss) income attributable to Morgans Hotel Group Co.	(81,409)	(3,360)	3,618	(81,151)

Preferred stock dividends and accretion	(8,554)	—	—	(8,554)

Net (loss) income attributable to common stockholders	(89,963)	(3,360)	3,618	(89,705)

(Loss) Income per share:
Basic and diluted continuing operations	(3.50)			(3.50)
Basin and diluted discontinued operations	0.56			0.56
Basic and diluted attributable to common stockholders	(2.94)			(2.94)
Weighted average number of common shares outstanding:
Basic and diluted	30,563			30,563
See accompanying notes to these unaudited pro forma consolidated financial statements.

Morgans Hotel Group Co.
Notes to Unaudited Pro Forma Consolidated Statement of Operations
The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2010 reflects the effects of the sale of Royalton Europe, a subsidiary of the Company, which owned a 50% equity interest in the joint venture that owns the Sanderson and St Martins Lane hotels as if this transaction had occurred on January 1, 2010. The Unaudited Pro Forma Consolidated Statement of Operations:
(A) Reflects the disposition of the Company’s investment in the joint venture that owned the Sanderson and St Martins Lane hotels. The Company accounted for the unconsolidated joint venture using the equity method of accounting. This adjustment reflects the removal of the Company’s equity in income recorded for the year ended December 31, 2010.
(B) Reflects the amortization of the deferred book value gain that will be recognized over 20-years, the life of the management contracts. For the year ended December 31, 2010, the income represents a full year of amortization.